United States
Securities and Exchange Commission
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
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FEDERATED NATIONAL HOLDING COMPANY
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FEDERATED NATIONAL HOLDING COMPANY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 15, 2015

To the Shareholders of Federated National Holding Company:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Federated National Holding Company, a Florida corporation (the “Company”), will be held at the DoubleTree by Hilton Hotel Sunrise – Sawgrass Mills, 13400 West Sunrise Boulevard, Sunrise, Florida 33323, at 11:00 A.M., on September 15, 2015 for the following purposes:

1.	To elect one Class II director to a term of three years;
2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2015 fiscal year; and
3.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on July 16, 2015 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the pre-addressed envelope provided for that purpose as promptly as possible.  No postage is required if mailed in the United States.

By Order of the Board of Directors,

Rebecca L. Campillo, Corporate Secretary

Sunrise, Florida
July 27, 2015

ALL SHAREHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY MAY NEVERTHELESS ATTEND THE ANNUAL MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

FEDERATED NATIONAL HOLDING COMPANY

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 15, 2015

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PROXY STATEMENT
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General

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Federated National Holding Company of proxies to be voted at our 2015 Annual Meeting of Shareholders to be held on September 15, 2015, at 11:00 a.m. (Eastern Time) at the DoubleTree by Hilton Hotel Sunrise – Sawgrass Mills, 13400 West Sunrise Boulevard, Sunrise, Florida 33323, and at any postponements or adjournments thereof.  In this proxy statement, Federated National Holding Company is referred to as the “Company,” “we,” “our” or “us.”

The approximate date that this proxy statement and the enclosed form of proxy are first being sent to our shareholders is July 27, 2015.  You should review the information provided in this proxy statement with our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is being delivered to shareholders simultaneously with this proxy statement.

GENERAL INFORMATION

Who is entitled to vote at the 2015 Annual Meeting?

Your board has set the close of business on July 16, 2015 as the record date for determining those shareholders entitled to notice of, and to vote on, all matters that may properly come before the Annual Meeting. As of the record date, the Company had approximately 14,228,423 outstanding shares of common stock entitled to notice of, and to vote at, the Annual Meeting. No other securities are entitled to vote at the Annual Meeting. Only shareholders of record on such date are entitled to notice of, and to vote at, the Annual Meeting.

What are the voting rights of shareholders?

Each shareholder of record is entitled to one vote for each share of the Company’s common stock that is owned as of the close of business on the record date on all matters to come before the Annual Meeting. Under our Amended and Restated Articles of Incorporation, as amended, shareholders do not have cumulative voting rights in the election of directors.

How many votes must be present to hold the Annual Meeting?

To conduct business at the Annual Meeting, a quorum must be present. The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote on the matters being considered at the Annual Meeting is necessary to constitute a quorum. For purposes of determining whether a quorum exists, we count proxies marked “withhold authority” as to any director nominee or “abstain” as to a particular proposal as being present at the meeting. Shares represented by a proxy as to which there is a “broker non-vote” (that is, where a broker holding your shares in “street” or “nominee” name indicates to us on a proxy that you have given the broker the discretionary authority to vote your shares on some but not all matters), will also be considered present at the meeting for purposes of determining whether a quorum exists.

How do I vote my shares?

This year, we will be using the “Notice and Access” method of providing proxy materials to you via the Internet. We believe that this process provides you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about July 20, 2015, we will mail to many of our shareholders a Notice of Internet Availability of Proxy Materials ("Notice") containing instructions on how to access our proxy statement and Form 10-K and vote electronically via the Internet. The Notice also contains instructions on how to receive a paper copy of your proxy materials. We will not be mailing this Notice to shareholders who had previously elected to receive notices, access our proxy materials and vote via the Internet, or who had previously elected to receive paper copies of our proxy materials.

In addition, to ensure we achieve a quorum for the Annual Meeting and facilitate voting by our shareholders, we will mail paper copies of our proxy materials to beneficial holders of at least 5,000 shares of our common stock, to shareholders who have specifically requested receipt of paper copies of our proxy materials, and to all registered holders.

To vote by mail, please sign, date and return to the Company as soon as possible the enclosed proxy card. An envelope with postage paid, if mailed in the United States, is provided for this purpose. Properly executed proxies that are received in time and not subsequently revoked will be voted as instructed on the proxies. If you vote by Internet as described above, you need not also mail a proxy to the Company.

You may vote by ballot in person at the Annual Meeting. If you want to vote by ballot, and you hold your shares in street name (that is, through a bank or broker), you must obtain a legal proxy from that organization and bring it to the Annual Meeting. Even if you plan to attend the Annual Meeting, you are encouraged to submit a proxy card or vote by Internet to ensure that your vote is received and counted. If you vote in person at the Annual Meeting, you will revoke any prior proxy you may have submitted.

Will my shares be voted if I do not provide instructions to my broker or nominee?

If you hold shares through an account with a bank or broker, the voting of the shares by the bank or broker when you do not provide voting instructions is governed by the rules of the New York Stock Exchange. In uncontested solicitations, these rules allow banks and brokers to vote shares in their discretion on “routine” matters for which their customers do not provide voting instructions. On matters considered “non-routine,” banks and brokers may not vote shares without your instruction. Shares that banks and brokers are not authorized to vote are referred to as “broker non votes.” Therefore if you hold your shares in the name of your broker (sometimes called “street name” or “nominee name”) and you do not provide your broker with specific instructions regarding how to vote on any proposal to be voted on at the Annual Meeting, your broker will not be permitted to vote your shares on non-routine proposals. The only proposal to be voted on at the Annual Meeting that is considered a routine proposal is Proposal 2 regarding the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2015 fiscal year. All other proposals to be voted on at the Annual Meeting are considered non-routine. Therefore, if you want your vote to be counted on any proposal to be considered at the Annual Meeting, other than Proposal 2, you must instruct your bank or broker how to vote your shares. If you do not provide voting instructions, no votes will be cast on your behalf with respect to such proposals.

What vote is required?

The election of the Board’s nominee for election to the Board of Directors at the Annual Meeting is expected to be an uncontested election. As such, a director will be elected only if a majority of the votes cast for the director exceeds the number of votes cast against the director.

For the other proposal covered by this proxy statement to be approved, the votes cast favoring the proposal must exceed the votes cast opposing the proposal. If a shareholder provides specific voting instructions, his or her shares will be voted as instructed. If a shareholder holds shares in his or her name and returns a properly executed proxy without giving specific voting instructions, the shareholder’s shares will be voted “FOR” the Board’s nominee for director and “FOR” Proposal 2, as recommended by the Board of Directors. In tabulating the votes for any particular proposal, shares that constitute broker non-votes or abstentions will not be counted as votes cast for any non-routine proposal. Thus, broker non-votes and abstentions will not be counted as votes cast “FOR” or “AGAINST” Proposal 2.

How does the Board of Directors recommend that I vote?

Your board unanimously recommends that you vote as follows:

●	“FOR” the following nominee for election to the Board to serve until the 2018 Annual Meeting of Shareholders and until his successor has been duly elected and qualified: Richard W. Wilcox, Jr.

●	“FOR” the ratification of our Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2015 fiscal year.

How will my shares be voted if I mark “Abstain” on my proxy card?

We will count a properly executed proxy card marked “Abstain” as present for purposes of determining whether a quorum is present, but abstentions will not be counted as votes cast for or against any given matter.

What does it mean if I receive more than one proxy card or voting instruction form?

If you hold your shares in more than one account, you will receive a proxy card or voting instruction form for each account. To ensure that all of your shares are voted, please vote using each proxy card or voting instruction form you receive or, if you vote by Internet, you will need to enter each of your Control Numbers. Remember, you may vote by Internet or by signing, dating and returning the proxy card in the postage-paid envelope provided.

Who will solicit proxies on behalf of the board?

Proxies may be solicited on behalf of the Board of Directors, without additional compensation, by the Company’s directors, officers and regular employees. The original solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile, electronic mail, and personal solicitation by our directors, officers or other regular employees (who will receive no additional compensation for such solicitation activities). You may also be solicited by advertisements in periodicals, press releases issued by us and postings on our corporate website. Unless expressly indicated otherwise, information contained on our corporate website is not part of this proxy statement.

Who will bear the cost of the solicitation of proxies?

The entire cost of soliciting proxies, including the costs of preparing, assembling, printing and mailing this proxy statement, the proxy card and any additional soliciting materials furnished to shareholders, will be borne by the Company. Copies of solicitation material will be furnished to banks, brokerage houses, dealers, banks, voting trustees, their respective nominees and other agents holding shares in their names, which are beneficially owned by others, so that they may forward such solicitation material, together with our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, to beneficial owners. In addition, we will reimburse these persons for their reasonable expenses in forwarding these materials to the beneficial owners upon request.

May I attend the Annual Meeting?

Only holders of the Company’s shares as of the record date are entitled to attend the Annual Meeting. If you are a shareholder of record, please be prepared to provide proper identification, such as a driver’s license or state identification card. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification. The Company reserves the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the record date. No cameras, recording equipment, large bags, briefcases or packages will be permitted into the Annual Meeting.

Can the Annual Meeting date be changed?

The Annual Meeting may be adjourned or postponed without notice other than by an announcement made at the Annual Meeting, if approved by the holders of a majority of the shares represented and entitled to vote at the Annual Meeting.  No proxies voted against approval of any of the proposals will be voted in favor of adjournment or postponement for the purpose of soliciting additional proxies.  If we postpone the Annual Meeting, we will issue a press release to announce the new date, time and location of the Annual Meeting.

Where and when will I be able to find the voting results?

You can find the official results of the voting at the Annual Meeting in our Current Report on Form 8-K that we will file with the Securities and Exchange Commission within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as practicable after they become available.

What is the Company’s Internet address?

The Company’s Internet address is http://www.fednat.com. You can access this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 at this Internet address. The Company’s filings with the SEC are available free of charge via a link from this address. Unless expressly indicated otherwise, information contained on our website is not part of this proxy statement. In addition, none of the information on any other website listed in this proxy statement is part of this proxy statement.  Any such website addresses are intended to be inactive textual references only.

Who can answer my questions?

Your vote at this year’s meeting is important, no matter how many or how few shares you own. Please sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope promptly or vote by Internet or telephone. If you have questions or require assistance in the voting of your shares, please call the Company’s Chief Financial Officer at (800) 293-2532.

How can I obtain additional copies of these materials or copies of other documents?

Complete copies of this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 are also available on our website at http://www.fednat.com and also may be obtained by contacting our Chief Financial Officer by phone at (800) 293-2532 or by mail to the Chief Financial Officer, 14050 N.W. 14 Street, Suite 180, Sunrise, Florida 33323.

BENEFICIAL SECURITY OWNERSHIP

The following table sets forth, as of July 16, 2015, information with respect to the beneficial ownership of our common stock by (i) each person who is known by us to beneficially own 5% or more of our outstanding common stock, (ii) each of our executive officers named in the Summary Compensation Table in the section “Executive Compensation,” (iii) each of our directors, and (iv) all directors and executive officers as a group.

As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition of) with respect to the shares through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the next 60 days. Unless otherwise noted, beneficial ownership consists of sole ownership, voting and investment rights, and the address for each person is c/o Federated National Holding Company, 14050 N.W. 14 Street, Suite 180, Sunrise, Florida 33323.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percent of Class Outstanding
Michael H. Braun (2)	427,205	2.99%
Richard W. Wilcox, Jr. (3)	182,476	1.28%
Carl Dorf (4)	173,341	1.22%
Peter J. Prygelski, III (5)	148,557	1.04%
Jenifer G. Kimbrough (6)	35,336	*
All directors and executive officers as a group (five persons) (7)	966,915	6.74%

5% or greater holders:
Dimensional Fund Advisors LP (8) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	725,649	5.10%
BlackRock, Inc. (9) 55 East 52nd Street New York, NY 10022	903,938	6.35%

*	Less than 1%.

(1)	Based on 14,228,423 shares outstanding as of July 16, 2015.

(2)	Includes 8,333 shares of restricted stock, which began vesting over three years beginning on March 4, 2014, 80,000 shares of restricted stock, which began vesting over five years beginning on August 5, 2014, 29,331 shares of restricted stock, which began vesting over three years beginning on March 4, 2015, 45,000 shares of restricted stock, 20% of which vest each year beginning on September 9, 2015, 50,000 shares of restricted stock, 20% of which vest each year beginning on December 9, 2015, 32,997 shares of restricted stock, 33 1/3% of which vest each year beginning on March 10, 2016, 50,000 shares of restricted stock, 20% of which vest each year beginning on May 5, 2016, and 40,000 shares of common stock issuable upon the exercise of vested stock options held by Mr. Braun.

(3)	Includes 3,000 shares of common stock held in Mr. Wilcox’s IRA, 40,000 shares of common stock held by Mr. Wilcox’s spouse, 1,333 shares of restricted stock, which began vesting over three years beginning on March 4, 2014, 2,094 shares of restricted stock, which began vesting over three years beginning on March 4, 2015, 10,000 shares of restricted stock, 20% of which vest each year beginning on September 9, 2015, and 2,084 shares of restricted stock, 33 1/3% of which vest each year beginning on March 10, 2016.

(4)	Includes 63,491 shares of common stock held by Dorf Trust, 59,624 shares of common stock held by Carl Dorf Rollover IRA, 1,333 shares of restricted stock, which began vesting over three years beginning on March 4, 2014, 2,094 shares of restricted stock, which began vesting over three years beginning on March 4, 2015, 10,000 shares of restricted stock, 20% of which vest each year beginning on September 9, 2015, 2,084 shares of restricted stock, 33 1/3% of which vest each year beginning on March 10, 2016 and 25,000 shares of common stock issuable upon the exercise of vested stock options held by Mr. Dorf.

(5)	Includes 4,000 shares of common stock held in Mr. Prygelski’s IRA, 5,000 shares of restricted stock, which began vesting over three years beginning on March 4, 2014, 40,000 shares of restricted stock, which began vesting over five years beginning on August 5, 2014, 10,894 shares of restricted stock, which began vesting over three years beginning on March 4, 2015, 15,000 shares of restricted stock, 20% of which will vest each year beginning on September 9, 2015, 9,551 shares of restricted stock, 33 1/3% of which vest each year beginning on March 10, 2016 and 40,000 shares of common stock issuable upon the exercise of vested stock options held by Mr. Prygelski.

(6)	Includes 1,110 shares of common stock held in Ms. Kimbrough’s IRA, 1,333 shares of restricted stock, which began vesting over three years beginning on March 4, 2014, 2,094 shares of restricted stock, which began vesting over three years beginning on March 4, 2015, 10,000 shares of restricted stock, 20% of which vest each year beginning on September 9, 2015, 2,084 shares of restricted stock, 33 1/3% of which vest each year beginning on March 10, 2016 and 15,000 shares of common stock issuable upon the exercise of vested stock options held by Ms. Kimbrough.

(7)	Includes 17,332 shares of restricted stock, which began vesting over three years beginning on March 4, 2014, 120,000 shares of restricted stock, which began vesting over five years beginning on August 5, 2014, 46,507 shares of restricted stock, which began vesting over three years beginning on March 4, 2015, 90,000 shares of restricted stock, 20% of which vest each year beginning on September 9, 2015, 50,000 shares of restricted stock, 20% of which vest each year beginning on December 9, 2015, 48,800 shares of restricted stock, of which 33 1/3% vest each year beginning on March 10, 2016, 50,000 shares of restricted stock, 20% of which vest each year beginning on May 5, 2016, and 120,000 shares of common stock issuable upon the exercise of vested stock options.

(8)	This information is based on an Amendment No. 5 to Schedule 13G filed with the SEC on February 5, 2015.

(9)	This information is based on the Schedule 13G filed with the SEC on February 2, 2015.

PROPOSAL ONE:  ELECTION OF DIRECTORS

Our Articles of Incorporation provide that our Board of Directors consists of three classes of directors, as nearly equal in number as possible, designated Class I, Class II and Class III, and provides that the exact number of directors comprising our Board of Directors will be determined from time to time by resolution adopted by the Board.  At each annual meeting of shareholders, successors to the class of directors whose terms expire at that annual meeting are elected for a three-year term.

Our Board of Directors is currently composed of five members.  The current term of the Class I directors, Michael H. Braun, Peter J. Prygelski, III and Jenifer G. Kimbrough, terminates upon the election of their successors at our 2016 annual meeting.  The current term of Class III director, Carl Dorf, terminates upon election of his successor at or 2017 annual meeting.  The current term of the Class II director, Richard W. Wilcox, Jr., terminates at this Annual Meeting.  As a result of the death of a director in 2014 and the resignation of a director in March 2015, the Board is reviewing the existing director classes in conjunction with its consideration of potential new candidates for possible election to the Board.  Mr. Wilcox, who has been nominated for re-election to the Board at the Annual Meeting, will, if re-elected, serve as a Class II director until our 2018 annual meeting or until his successor is duly elected and qualified.

Pursuant to the Company’s Bylaws, directors are elected by a plurality of votes cast.  Under Rule 452 of the New York Stock Exchange, brokers may not cast discretionary votes for directors without instructions from the beneficial owners; therefore, it is important that all shareholders complete, sign and return the voting instruction forms that they receive from their brokers as promptly as possible.  In this election, which is not contested, a vote withheld as to the nominee being proposed for election to the Board will not be counted as votes cast for purposes of the election of directors at the Annual Meeting, but will be counted for purposes of determining the presence of a quorum.

While the Company’s directors are elected by plurality, the Company has a policy that should any nominee receive more votes “withheld” than “for” in an uncontested election, the director is required to promptly tender his or her resignation to the Board of Directors.  Upon receipt of a director’s resignation due to adherence to this policy, the remaining members of the Board shall promptly consider the resignation offer, and a range of possible responses based on the circumstances that led to the majority withheld vote, if known, and make a determination within 90 days following certification of the shareholder vote.  The Board will promptly disclose its decision-making process and decision regarding whether to accept the director's resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the SEC.

Except as noted above, it is intended that shares represented by proxies will be voted for Richard W. Wilcox, Jr., the nominee for re-election to the Board.  Mr. Wilcox has consented to continue to serve on our Board of Directors and the Board of Directors has no reason to believe that he will not serve if elected.  If, however, he should become unavailable to serve as a director, and if the Board has designed a substitute nominee, the persons named as proxies will vote for this substitute nominee.

Nominee for Re-election

The following provides information regarding the individual recommended and nominated by the Board of Directors to serve as a Class II director of the Company, including the nominee’s respective age, principal occupation, business experience for at least the past five years and directorships in other reporting companies:

Richard W. Wilcox, Jr., age 73, has served as a director of the Company since January 2003, and in April 2015 was named Lead Independent Director.  Mr. Wilcox has been in the insurance industry for more than 40 years.  In 1963, Mr. Wilcox started an insurance agency that eventually developed into a business generating $10 million in annual revenue.  In 1991, Mr. Wilcox sold his agency to Hilb, Rogal and Hamilton Company (“HRH”) of Fort Lauderdale, for which he retained the position of President through 1998.  In 1998, HRH of Fort Lauderdale merged with Poe and Brown of Fort Lauderdale, and Mr. Wilcox served as the Vice President of Poe and Brown until 1999, when he retired.  Mr. Wilcox holds CIC designation as a member of the Society of Certified Insurance Counselors.  Mr. Wilcox also holds an Advanced Professional Director Certification from the American College of Corporate Directors, a national public company director education and credentialing organization.  Mr. Wilcox does not serve on the Board of Directors of any other SEC reporting company.

Mr. Wilcox’s extensive experience in the insurance industry, as well as his historical knowledge of the Company, is considered to be valuable expertise for the Board.

Vote Required and Recommendation

The nominee for election to the Board of Directors, as a Class II director, who receives the greatest number of votes cast for the election of directors by the shares present, in person or by proxy, shall be elected directors.  Shareholders do not have the right to cumulate their votes for directors.  In this non-contested election of directors, a vote withheld will have no effect on the outcome.  Under Rule 452 of the New York Stock Exchange, brokers may not cast discretionary votes for the election of directors without instructions from the beneficial owners of the shares.

The Board of Directors recommends a vote FOR the nominee for director set forth above.

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth certain information with respect to our executive officers and continuing directors as of July 16, 2015:

Name	Age	Position with Company
Michael H. Braun	48	Chief Executive Officer, President, Chairman, Class I Director
Peter J. Prygelski, III	46	Chief Financial Officer, Treasurer, Class I Director
Richard W. Wilcox, Jr.	73	Lead Independent Director Class II Director
Carl Dorf	74	Class III Director
Jenifer G. Kimbrough	44	Class I Director

The business experience of Richard W. Wilcox, Jr., the nominee to serve as a Class II Director, appears under the caption "Nominees for Re-election" beginning on page 5.

Michael H. Braun was appointed Chief Executive Officer of the Company in July 2008, President in June 2009, elected to the Board of Directors in December 2005, and appointed as Chairman of the Board in April 2015.   Previously, Mr. Braun was Chief Operating Officer, where he was responsible for the Company’s day-to-day operations and strategic product portfolio.  Mr. Braun has also served as President of Federated National Insurance Company (“FNIC”), a subsidiary of the Company, since September 2003, a position that he continues to hold. Previously, he held key management positions within FNIC, responsible for operations, marketing and underwriting.  Prior to joining the Company, Mr. Braun was Managing Partner for an independent chain of insurance agencies, which was acquired by the Company in 1998.  Mr. Braun does not serve on the Board of Directors of any other SEC reporting company.

Mr. Braun brings his long-standing senior management and operational experience with the Company, as well as his prior experience running a substantial Florida-based insurance agency business, to the Board.

Peter J. Prygelski, III was named Chief Financial Officer in June 2007 after serving as an independent director from January 2004 through June 2007.  Mr. Prygelski was re-nominated to the Board in June 2008 and has served as an inside director since that time.  Mr. Prygelski has spent his entire career in the financial services industry.  He spent 12 years at American Express in various capacities including; Director of Internal Audit and Assistant General Auditor of American Express Centurion Bank.  In this capacity, Mr. Prygelski was responsible for the monitoring of internal controls for a bank with $45 billion in assets, and assessing and mitigating operational, reputational, regulatory and strategic risk.  After leaving American Express, he spent the next three years at Ernst & Young and Deloitte and Touche.  At both firms, Mr. Prygelski served as a senior manager responsible for growing the financial services practice in the Southeast.  He managed teams that provided Fortune 500 companies with consulting services in the following areas; Finance Transformation, Finance Operations Effectiveness, Financial Reporting, Cost Optimization, Governance, Risk and Compliance Services, and Board of Directors Performance. Mr. Prygelski does not serve on the Board of Directors of any other SEC reporting company.

Mr. Prygelski’s extensive experience in auditing and accounting, both from the perspective of his role as the Company’s Chief Financial Officer and also based on his experience at other diversified financial services companies, is considered to be a valuable addition to the Board.

Carl Dorf has served as a director of the Company since August 2001.  Mr. Dorf has over 40 years of diversified investment experience as a security analyst, portfolio manager, mutual fund manager and hedge fund manager.  He earned the Chartered Financial Analyst (CFA) designation and in the past served as director of the Los Angeles Society of Security Analysts.  Since April 2001, Mr. Dorf has been the principal of Dorf Asset Management, LLC, and is responsible for all investment decisions made by that company.  From January 1991 to February 2001, Mr. Dorf served as the Fund Manager of ING Pilgrim Bank and Thrift Fund.  Prior to his experience at Pilgrim, Mr. Dorf was a principal in Dorf & Associates, an investment management company.  Mr. Dorf does not serve on the Board of Directors of any other SEC reporting company.

The Board believes that Mr. Dorf’s significant knowledge and experience in investments and financial instruments, in addition to his long tenure on the Board, is an important addition to the Board.

Jenifer G. Kimbrough has served as a director of the Company since April 2009.  Ms. Kimbrough has served as the Vice President of Compliance and Audit for Surgical Care Affiliates since March 2010, prior to which Ms. Kimbrough served as the Vice President of Assurance and Process Improvement. Prior to 2007, Ms. Kimbrough was the Senior Vice President of Investor Relations at Regions Financial Corporation.  From 1993 to 2003, Ms. Kimbrough served as an Audit Senior Manager at Ernst & Young LLP.  Ms. Kimbrough received her certification as a certified public accountant from the Alabama State Board of Public Accountancy in 1994.  Ms. Kimbrough is an active member of several societies, including: American Woman’s Society of CPAs, Institute of Internal Auditors, Alabama State Society of CPAs and American Institute of CPAs.  Additionally, she recently served on the AICPA Women’s Initiative Executive Committee and as National President of the AWSCPA.  Ms. Kimbrough does not serve on the Board of Directors of any other SEC reporting company.

The Board considered Ms. Kimbrough’s experience as an outside auditor and accountant, as well as her operational and investor relations experience, to be valuable skills for the Board.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires that our executive officers, directors, and persons who own more than 10% of a registered class of our equity securities to file reports of beneficial ownership and certain changes in beneficial ownership with the SEC and to furnish us with copies of those reports. To our knowledge, based solely on a review of the copies of such reports furnished to us or written representations that no other reports were required, we believe that during the year ended December 31, 2014, our officers, directors and greater than 10% shareholders timely filed all reports required by Section 16(a) except Bruce Simberg, a director of the Company until March 4, 2015, reported one transaction for the exercise of 3,333 stock options late on a Form 4.

Corporate Governance/Code of Conduct

We have adopted a Code of Conduct for all employees, officers and directors of the Company.  A copy of our Code of Conduct policy is available on our web site at www.FedNat.com.

Leadership Structure and Risk Oversight

The Chairman of the Board typically presides at all meetings of the Board.  The Chairman is elected to serve by the directors. Currently, Michael Braun, our Chief Executive Officer and President, serves as our Chairman, and Richard W. Wilcox Jr., an independent member of the Board since 2003, serves as the Board’s Lead Independent Director.  Although in the past, the roles of Chairman of the Board and Chief Executive Officer have been separated, based on recent departures from the Board and on the current size, organizational structure and nature of the Company’s business, the Board believes that having Mr. Braun serve as the Company’s Chairman of the Board is in the best interests of the Company and its shareholders at this time. Mr. Wilcox’s appointment as Lead Independent Director is intended to ensure that the independent members of the Board continue to have effective and current communications among themselves and with the Company’s management. The responsibilities of the Company’s Lead Independent Director are: (i) presiding at all meetings of the Board at which the Chairman is not present, including presiding at executive sessions of the board (without management present) at every regularly scheduled board meeting, (ii) serving as a liaison between the Chairman (and management) and the independent directors, (iii) providing input regarding meeting agendas, time schedules and other information provided to the Board, and (iv) being available for direct communication and consultation with major shareholders, as appropriate, upon request. Our Lead Independent Director also has the authority to call meetings of the independent directors. The Chief Executive Officer and Chief Financial Officer currently serve as the only members of management on the Board.

The Company believes that its Board as a whole should encompass a range of talent, skill, diversity, and expertise enabling it to provide sound guidance with respect to the Company's operations and interests. The Company's policy is to have at least a majority of Directors qualify as independent as defined by the listing and maintenance rules of The Nasdaq Stock Market (the “Nasdaq Rules”).  The Nominating Committee identifies candidates for election to the Board of Directors; reviews their skills, characteristics and experience; and recommends nominees for director to the Board for approval. The Nominating Committee's Charter provides that the Board of Directors as a whole should be diverse and consist of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise and local or community ties.  Minimum individual requirements include strength of character, mature judgment, familiarity with the Company's business and industry, independence of thought and an ability to work collegially.  The Board believes that the qualifications of the directors, as set forth in their biographies set forth above provide them with the qualifications and skills to serve as a director of our Company.

To facilitate the Board’s oversight functions and to take advantage of the knowledge and experience of its members, the Board has created several standing committees.  These committees, the Audit, Investment, Nominating, Compensation and Directors Compensation Committees, allow regular risk oversight and monitoring, and deeper analysis of issues before the Board.  The Audit and Compensation committee structures also require committees to be comprised exclusively of independent directors.  The membership of the standing committees is reviewed from time to time, and specific committee assignments are proposed and appointed by the Board. In addition, among their other respective duties, the Board and Audit Committee each conduct an annual assessment to evaluate their effectiveness.

The Board’s role in connection with risk oversight is to oversee and monitor the management of risk practiced by the Company’s management in the performance of their duties.  The Board does this in a number of ways, principally through the oversight responsibility of committees of the Board, but also as part of the strategic planning process. For example, our Audit Committee oversees management of risks related to accounting, auditing and financial reporting and maintaining effective internal controls over financial reporting. Our Nominating Committee oversees risk associated with corporate governance and the Company’s code of conduct, including compliance with listing standards for independent directors and conflicts of interest.  Our Compensation Committee oversees the risk related to our executive compensation plans and arrangements.  Our Investment Committee oversees the risks related to managing our investment portfolio.  Our Directors Compensation Committee oversees the risk related to our non-employee director compensation plans and arrangements.  The full Board receives reports on a regular basis regarding each committee’s oversight from the chairperson of each committee when reporting on their committee’s actions at regular Board meetings, as well as overseeing the development and implementation of strategic initiatives.

Meetings and Committees of the Board of Directors

During 2014, the Board of Directors held nine regular meetings, one special meeting and took actions by written consent on four occasions. During 2014, no director attended fewer than 75% of the Board and committee meetings held during this period.  The Board of Directors encourages, but does not require, its directors to attend the Company’s annual meeting.  Last year, all six of our directors attended our annual meeting.

The Board has determined that the following directors continue to be independent pursuant to the Nasdaq Rules applicable to the Company:  Carl Dorf, Richard W. Wilcox, Jr., and Jenifer G. Kimbrough. Prior to his resignation, the Board had determined that Bruce F. Simberg was also independent pursuant to the Nasdaq Rules applicable to the Company.

The standing committees of the Board of Directors in 2014 were the Audit Committee, the Compensation Committee, the Nominating Committee, the Investment Committee and the Directors Compensation Committee. The Strategic Initiatives Committee was disbanded in July 2014. Charters for the Audit, Compensation and Nominating Committees are available upon the Company’s website at www.FedNat.com.  The charter of the Audit, Compensation and Nominating Committees is also available in print to any shareholder who requests it from our Corporate Secretary.

Audit Committee.  As of December 31, 2014, the Audit Committee was composed of Jenifer G. Kimbrough, who served as the Chair, Richard W. Wilcox, Jr. and Carl Dorf.  Each member was determined to be “independent” as defined under the Nasdaq Rules applicable to the Company and SEC rules for Audit Committee membership.  Ms. Kimbrough was designated as a “financial expert” as that term is defined in the applicable rules and regulations of the Exchange Act.  The Board determined that Ms. Kimbrough was a "financial expert" as defined in the applicable rules and regulations of the Exchange Act based on her understanding of GAAP and financial statements; her ability to assess the general application of GAAP in connection with the accounting for estimates, accruals and reserves; her experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities; her understanding of internal controls and procedures for financial reporting; and her understanding of audit committee functions.  The Audit Committee held five regular meetings in fiscal 2014.

Pursuant to its written charter, the duties and responsibilities of the Audit Committee include, but are not limited to, (a) the appointment of the independent certified public accountants and any termination of such engagement, (b) reviewing the plan and scope of independent audits, (c) reviewing significant accounting and reporting policies and operating controls, (d) having general responsibility for all related auditing and financial statement matters, and (e) reporting its recommendations and findings to the full Board of Directors.  The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by the independent accountants, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chair the authority to amend or modify the list of approved permissible non-audit services and fees. The Chair will report action taken to the Audit Committee at the next committee meeting. The Chief Financial Officer is responsible for tracking all independent auditor fees against the budget for such services and reports at least annually to the Audit Committee.

Compensation Committee.  As of December 31, 2014, the Company’s Compensation Committee was composed of Bruce F. Simberg (who resigned from the Board on March 4, 2015), Jenifer G. Kimbrough and Richard W. Wilcox, Jr.  Each member is independent as defined by the Nasdaq Rules. The Compensation Committee performs the duties and responsibilities pursuant to its charter, which includes reviewing and approving the compensation of the Company's executive officers. During fiscal 2014, the Compensation Committee held four regular meetings, three special meetings and acted on one occasion by written consent.

Nominating Committee.  As of December 31, 2014, the Company’s Nominating Committee was composed of Bruce F. Simberg (who resigned from the Board on March 4, 2015), Jenifer G. Kimbrough, Carl Dorf, and Richard W. Wilcox, Jr.  Each member is independent as defined by the Nasdaq Rules.

The Nominating Committee will consider candidates for director who are recommended by its members, by other Board members and by management of the Company.  The Company is in the process of identifying the experience and skill set best suited to benefit the Company and its shareholders.  The Nominating Committee will consider nominees recommended by our shareholders if the shareholder submits the nomination in compliance with the advance notice, information and other requirements described in our bylaws and applicable securities laws.  The Nominating Committee evaluates director candidates recommended by shareholders in the same way that it evaluates candidates recommended by its members, other members of the Board, or other persons.

It is the Board’s policy to identify qualified potential candidates without regard to any candidate’s race, color, disability, gender, national origin, religion or creed.  In recommending proposed nominees to the full Board, the Nominating Committee is charged with building and maintaining a Board that has an ideal mix of talent and experience to achieve the Company’s business objectives.  In particular, the Nominating Committee considers all aspects of a candidate’s qualifications in the context of the needs of the Company at that point in time with a view to creating a Board with a diversity of experience and perspectives.  Among the qualifications, qualities and skills of a candidate considered important by the Nominating Committee is a person with strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially.

Shareholders who wish to recommend nominees to the Nominating Committee should submit their recommendation in writing to the Secretary of the Company at its executive offices pursuant to the requirements contained in Article III, Section 13 of the Company’s Bylaws.  This section provides that the notice shall include: (a)  as to each person who the shareholder proposed to nominate for election, (i) name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company which are beneficially owned by the person, (iv) the consent of each nominee to serve as a director of the Company if so elected and (v) any other information relating to the person that is required to be disclosed in solicitation for proxies for the election of directors pursuant to Rule 14A under the Exchange Act; and (b) as to the shareholder giving the notice, the name and record address of the shareholder, and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the shareholder.  The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company.  To be timely, a shareholder’s notice shall be delivered to or mailed and received at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the meeting.  If we give less than 70 days’ notice or prior public disclosure of the date of the meeting date, however, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following either the date we publicly announce the date of our annual meeting or the date of mailing of the notice of the meeting, whichever first occurs.

Investment Committee.  As of December 31, 2014, the Company’s Investment Committee was composed of Peter J. Prygelski, III, Bruce F. Simberg (who resigned from the Board on March 4, 2015), and Carl Dorf.  The Investment Committee manages our investment portfolio pursuant to its adopted Investment Policy Statement.  Mr. Dorf serves as the Chairman.  During fiscal 2014, the Investment Committee held four regular meetings and two special meetings.

Directors Compensation Committee.  As of December 31, 2014, the Company’s Directors Compensation Committee was composed of Michael H. Braun, Bruce F. Simberg (who resigned from the Board on March 4, 2015), and Jenifer G. Kimbrough.  The Directors Compensation Committee performs the duties and responsibilities pursuant to its charter, which includes reviewing and recommending the compensation of the Company's independent directors for approval by the full Board of Directors. Mr. Wilcox currently serves as the Chairman.  During fiscal 2014, the Directors Compensation Committee held three regular meetings.

REPORT OF THE AUDIT COMMITTEE

This report shall not be deemed incorporated by reference by a general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The Audit Committee hereby reports as follows:

1.            The Audit Committee has reviewed and discussed the audited financial statements with our management.

2.            The Audit Committee has discussed with Goldstein Schechter Koch, P.A. (“GSK”), our independent registered public accounting firm for the 2014 fiscal year, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol 1, AU section 380) as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

3.            The Audit Committee has received the written disclosures and the letter from GSK required by applicable requirements of the PCAOB regarding GSK's communications with the Audit Committee concerning independence, and has discussed with GSK its independence;

4.            Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of the Company, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC.

Audit Committee Report for the Year Ended December 31, 2014
Respectfully Submitted
July 16, 2015
/s/ Jenifer G. Kimbrough, Chairman
/s/ Carl Dorf
/s/ Richard W. Wilcox, Jr.

EXECUTIVE COMPENSATION

 COMPENSATION DISCUSSION AND ANALYSIS

Overview and Philosophy of the Compensation Program

The Compensation Committee of the Board has the responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy.  With respect to executive compensation, the primary goal of the Compensation Committee is to attract and retain the most qualified, knowledgeable, dedicated and seasoned executives possible, to reward them for their contributions to the development of our business, and to align the executives’ incentives with shareholder value creation.

The Compensation Committee evaluates individual executive performance with a goal of setting compensation at levels the committee believes are comparable with executives in other companies of similar size and stage of development operating in the insurance industry while taking into account our relative performance and our own strategic goals.

The Compensation Committee conducts an annual benchmark review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers. This review is based on a survey of executive compensation paid by various comparable publicly traded property and casualty insurance companies as reported in each company’s proxy statement, including Heritage Insurance Holdings, Inc. (NYSE:  HRTG), HCI Group, Inc. (NYSE:  HCI), United Insurance Holdings Corp. (NASDAQ:  UIHC) and Universal Insurance Holdings, Inc. (NYSE: UVE).  The review also included survey data reflecting both insurance industry and general industry pay practices.  The Compensation Committee also reviews the performance of the Company, financial performance, market positions, business partnerships and brand strength.

For the 2015 fiscal year, the Compensation Committee engaged the independent executive compensation consulting firm of Meridian Compensation Partners, LLC (“Meridian”) to review the structure and competitiveness of the Company’s executive and director compensation for 2015.  Meridian provides no other services to the Company other than those directly to the Compensation Committee relating to executive and director compensation.  Meridian attends meetings of the Compensation Committee at the request of the committee, meets with the Compensation Committee in executive sessions without the presence of management, and communicates with the Chairman of the Compensation Committee with respect to emerging issues.

The Compensation Committee Chairman and certain Company officials furnished Meridian with information concerning the compensation of its executives and copies of their employment contracts.  After review, Meridian provided the Compensation Committee with a detailed report concerning its current and future executive compensation program along with observations of comparable companies.  The Compensation Committee met with a representative of Meridian to review and discuss their findings and recommendations.  The Compensation Committee may use the services of Meridian or other comparable companies in the future to assist it in providing a fair and competitive compensation plan for its executives.

Throughout this proxy statement, the individuals who served as our Chief Executive Officer and President and our Chief Financial Officer during fiscal 2014 are included in the Summary Compensation Table below and referred to as our “Named Executive Officers.”

Elements of Compensation

The Company’s executive compensation currently consists of following elements:

Base Salary.  Base salaries for our executives have been established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions.  The Compensation Committee annually reviews the base salaries of the Named Executive Officers taking into account a number of factors, including each executive’s level of responsibility, level of performance during the past fiscal year (with respect to specific areas of responsibility and on an overall basis), past and present contribution to and achievement of Company goals, historical compensation levels and the Company’s results of operation.

During fiscal 2014, our executive officers were Michael H. Braun, Chief Executive Officer and President, and Peter J. Prygelski, III, Chief Financial Officer.  The salary levels for Michael H. Braun and Peter J. Prygelski, III are determined by the terms set forth in their respective employment agreements.  Under these agreements, the Compensation Committee may make discretionary increases in the executives’ base salaries, as it determines appropriate.

The Compensation Committee reviewed the compensation analysis report that was prepared by Meridian and, based on median base salary levels for executives in similar positions with similar responsibilities at companies of comparable size in the insurance and financial services industry, the Compensation Committee approved discretionary increases to the annual base salaries of Mr. Braun and Mr. Prygelski for fiscal 2015.  Effective January 1, 2015, Mr. Braun’s annual base salary was increased to $600,000 and Mr. Prygelski’s annual base salary was increased to $325,000.

Long-Term Equity Incentive Program.  We believe that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of equity-based awards. Our equity plans have been established to provide certain of our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of our shareholders. The Compensation Committee believes that the use of equity-based awards offers an additional method to achieving our compensation goals.  Our stock compensation plans have provided the principal method for our executive officers to acquire equity or equity-linked interests in our company without the adoption of stock ownership guidelines.  We expect to continue to provide a portion of total compensation to our executives through our stock incentive plan rather than through additional cash-based compensation.

Our 2012 Stock Incentive Plan, which was adopted by the Board of Directors in April 2012 and approved by our shareholders in September 2012, authorizes us to grant a variety of equity incentive awards, such as incentive stock options, non-qualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units, and performance shares to officers, directors and executive, managerial, administrative and professional employees of the Company and its subsidiaries.  Awards may be granted singly, in combination, or in tandem.  Our Compensation Committee is the administrator of the equity plans.  The Compensation Committee reviews and approves equity awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, and retention considerations, as well as a review of the individual’s existing share and option holdings. Periodic equity grants have been made at the discretion of the Compensation Committee and/or executive management members, who have been granted limited authority by the Compensation Committee.

On September 9, 2014, the Compensation Committee authorized the grant of 45,000 shares of restricted stock to Mr. Braun and 15,000 shares of restricted stock to Mr. Prygelski, which vest 20% per year beginning on September 9, 2015.  On December 9, 2014, the Compensation Committee authorized the grant of 50,000 shares of restricted stock to Mr. Braun, which vest 20% per year beginning on December 9, 2015.  The Compensation Committee did not establish a formula when determining the 2014 restricted stock grants, but rather based the amount of the grants on various factors, including the Company’s financial results and return on equity for the year.

For fiscal 2015, the Compensation Committee determined that the potential long term equity incentive-based bonus for Mr. Braun would be 100% of his 2015 annual salary with the potential of increasing his long term equity incentive-based bonus to 200% of his 2015 annual salary based on extraordinary results of the Company.  For fiscal 2015, the Compensation Committee determined that the potential long term equity incentive-based bonus for Mr. Prygelski would be 37.5% of his 2015 annual salary with the potential of increasing his long term equity incentive-based bonus to 75% of his 2015 annual salary based on extraordinary results of the Company.  The long term equity incentive-based bonuses will be conditioned on the Company meeting specific financial targets, including, but not limited to, net income, return on equity and operating expenses, and will be payable in the form of restricted stock that will vest over a five-year period beginning one year from the grant date.  The bonus formulas and amounts may change, in the Compensation Committee’s discretion.

Discretionary Annual Bonus.  The Compensation Committee has the authority to award discretionary annual bonuses to our Named Executive Officers.  For fiscal 2014, the Compensation Committee approved a discretionary bonus for Mr. Braun in the amount of 50,000 shares of restricted stock.  The restricted stock will vest over a five year period beginning on May 5, 2016.

Performance Based Bonus.  The Compensation Committee determined to award performance-based bonuses to our Named Executive Officers for fiscal 2014.  The performance-based bonuses were based on annual performance goals set for each Named Executive Officer, up to a maximum potential bonus of 200% of the 2014 annual salary for Mr. Braun and 150% of the 2014 annual salary for Mr. Prygelski and conditioned on the Company meeting certain financial targets.  Each target was set with a specific weight towards the maximum potential bonus.  Mr. Braun’s 2014 performance based bonus totaled to $950,000 and Mr. Prygelski’s 2014 performance-based bonus totaled $450,000.  The Compensation Committee determined that the payment of the performance-based bonuses was payable in the form of restricted stock and cash, with the stipulation that no more than 50% of the approved performance-based bonus be payable in cash.  Mr. Braun elected to receive $950,000 of his performance-based bonus in restricted stock and Mr. Prygelski elected to receive $275,000 of his performance-based bonus in restricted stock.  The number of shares of restricted stock issued as payment of the performance-based bonus to each Named Executive Officer was based on the fair market value of the Company’s common stock on March 10, 2015.

For fiscal 2015, the Compensation Committee determined that the potential performance-based bonus for Mr. Braun would be 100% of his 2015 annual salary with the potential of increasing his performance-based bonus to 200% of his 2015 annual salary based on extraordinary results of the Company.  For fiscal 2015, the Compensation Committee determined that the potential performance-based bonus for Mr. Prygelski would be 75% of his 2015 annual salary with the potential of increasing his performance-based bonus to 150% of his 2015 annual salary based on extraordinary results of the Company.  The performance-based bonuses will be conditioned on the Company meeting specific financial targets, including, but not limited to, net income, return on equity and operating expenses and may be payable in the form of cash or restricted stock or any combination thereof at the choice of the Named Executive Officer.  Should the Named Executive Officer select to receive a portion of the 2015 performance-based bonus in the form of restricted stock, it will vest one year from the grant date.  The bonus formulas and amounts may be subject to change.

Employee Benefit Plans.  Our employees, including our Named Executive Officers, are entitled to various employee benefits. These benefits include medical and dental care plans; flexible benefit accounts; life, accidental death and dismemberment and disability insurance; a 401(k) plan; and paid vacation.

Under our 401(k) plan, we may elect to match contributions made by participants.  Effective January 1, 2014, the Board of Directors approved an amendment to our 401(k) plan in which the employer match is 100% of the first 6% of participant elective contributions.  For the year ended December 31, 2014, the Board of Directors approved a discretionary profit sharing contribution in the amount of 1% of each eligible employee’s 2014 annual taxable compensation (excluding restricted stock vesting and stock option exercises), into the employee’s account with the Company’s 401(k) plan on a pretax basis.  The maximum discretionary profit sharing contribution is $4,030 for any employee with wages in excess of $260,000.  The amount allocated to each employee will vest over a five-year period.  Employees who were eligible for this grant were employees who were eligible to participate in the Company’s 401(k) plan as of December 31, 2014, were employed with the Company as of December 31, 2014 and worked at least 1,000 hours during the 2014 calendar year.  The Board of Directors currently intends to review the Company’s financial results annually to determine whether to approve a discretionary profit sharing contribution in any future years.

Other Compensation.  At the present time, we do not offer pension benefits or, except as described above, other forms of deferred compensation plans.  The Compensation Committee reviews the overall employment packages and benefits offered to the Company’s executive officers.  Consistent with our compensation philosophy, we intend to continue to maintain our current benefits and perquisites for our executive officers; however, the Compensation Committee, at its discretion, may revise, amend or add to the officers’ executive benefits and perquisites, if it deems it advisable.

We believe these benefits and perquisites are currently set at competitive levels for comparable companies.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the foregoing Compensation Discussion and Analysis with management.  Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee Report
Respectfully Submitted
July 16, 2015
/s/ Richard W. Wilcox, Jr., Interim Chairman
/s/ Jenifer G. Kimbrough

Summary Compensation Table

The following table sets forth information regarding compensation earned by, awarded to or paid to our Named Executive Officers, who are our Chief Executive Officer and President, and our Chief Financial Officer, for the years ended December 31, 2014 and December 31, 2013.  We currently do not have any other individual employee of the Company designated as an executive officer.

SUMMARY COMPENSATION
Name and Principal Position	Year	Salary	Bonus		Stock Awards	Option Awards (1)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation (2)	Total
Michael H. Braun Chief Executive Officer, President	2014	$469,231	$8	(3)	$3,160,092	--	--	--	$34,883	$3,664,214
	2013	$347,322	$72,300		$1,141,500	--	--	--	$26,665	$1,587,787
Peter J. Prygelski, III Chief Financial Officer, Treasurer	2014	$297,638	$90,015	(4)	$643,685	--	--	--	$39,572	$1,070,910
	2013	$249,182	$75,000		$584,600	--	--	--	$30,737	$939,519

(1)	This amount reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in Footnote 14 to the Company’s audited financial statements for fiscal years ended December 31, 2014 and December 31, 2013, respectively.
(2)	See table "All Other Compensation" for an itemized disclosure of this element of compensation.
(3)	Mr. Braun elected to receive 100% of his bonus paid in 2014 as restricted stock. The nominal amount shown in the bonus column was payment due to the fractional amount remaining after calculation of his bonus as restricted stock, based on the fair market value of $15.91 per share on the grant date.
(4)	Mr. Prygelski elected to receive a portion of his bonus paid in 2014 as cash and the remaining portion as restricted stock, the amount of which was based on the fair market value of $15.91 per share on the grant date.

ALL OTHER COMPENSATION
Name	Year	Auto	Club Member Fees	Insurance Benefits (1)	Contribution to 401(k) Plan (2)	All Other Compensation Total
Michael H. Braun	2014	$7,998	--	$9,385	$17,500	$34,883
	2013	$8,519	--	$9,221	$8,925	$26,665
Peter J. Prygelski, III	2014	$6,000	$9,228	$6,844	$17,500	$39,572
	2013	$6,000	$9,225	$6,716	$8,796	$30,737

(1)	Represents premiums for life, medical and dental insurance.
(2)	Represents matching contributions made by the Company on behalf of the Named Executive Officers to the Company’s 401(k) plan.

Employment Agreements

            Michael H. Braun. We entered into a second amended and restated employment agreement with Michael H. Braun, the Company’s Chief Executive Officer and President, effective as of January 18, 2012, which amends and restates Mr. Braun’s prior employment agreement. In connection with the organization of Monarch National Insurance Company (“Monarch Insurance”), the Company's Board of Directors approved a further amendment to his employment agreement to extend the term of his employment agreement to four years from the date of the amendment with automatic extensions so that at all times the balance of the term is not less than two years unless sooner terminated as provided in the employment agreement. Under his agreement, Mr. Braun’s annual salary, which may be increased at any time during the term of the agreement, was increased to $600,000 effective January 1, 2015. His agreement also provides for a $500 monthly car allowance.    Mr. Braun is also entitled to receive such bonuses and increases as may be awarded by the Board of Directors.  It also contains customary confidentiality and non-solicitation provisions.

Peter J. Prygelski, III. We entered into a second amended and restated employment agreement with Peter J. Prygelski, III, the Company’s Chief Financial Officer and Treasurer, effective as of January 18, 2012, which amended and restated Mr. Prygelski’s prior employment agreement.  Under his agreement, Mr. Prygelski was entitled to receive an annual salary of $223,000 and a $500 monthly automobile allowance.  Mr. Prygelski’s annual salary, which may be increased at any time during the term of the agreement, was increased to $325,000 effective January 1, 2015. The agreement is for a term of two years, which term shall automatically be extended so that at all times the balance of the term shall not be less than two years unless sooner terminated as provided in the second amended and restated employment agreement. Mr. Prygelski is also entitled to receive such bonuses and increases as may be awarded by the Board of Directors. It also contains customary confidentiality and non-solicitation provisions.

Mr. Braun and Mr. Prygelski are each entitled to receive certain payments upon the termination of employment under certain circumstances as set forth in their respective agreements.  If the executive’s employment is terminated by us without Cause (as defined in the respective agreements), we must make a lump sum payment to the executive equal to two years' base salary (the “Termination Severance”). In addition, all unvested stock options and any other equity awards held by him will become vested.

If Mr. Braun’s or Mr. Prygelski’s employment with us is terminated for Cause or as a result of his death or disability, he will be entitled to his base salary prorated through the date of the termination and any benefits due him as may be provided under the applicable plan, program or arrangement.

The agreements also provide for payments to the executives if employed by us on the date on which a Change of Control occurs.  Under the agreements, a “Change of Control” will be deemed to have occurred if: (i) any person, including a “group” as defined in Section 13(d)(3) of the Exchange Act, becomes the owner or beneficial owner of our securities having 50% (which was increased from 30% in the agreements in effect during 2011) or more of the combined voting power of our then-outstanding securities that may be voted for the election of our directors (other than as a result of an issuance of securities initiated by us, or open market purchases approved by our Board, as long as the majority of the Board approving the purchases is the majority at the time the purchases are made), or (ii) the persons who were our directors before such transactions shall cease to constitute a majority of our Board, or any successor to us, as the direct or indirect result of or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions.  If, following a Change in Control, Mr. Braun’s or Mr. Prygelski’s employment is terminated by us (or any successor or subsidiary) without Cause or by the executive for Good Reason (as defined in the respective agreements), we will make a lump sum payment to the executive in an amount equal to two times the sum of his base salary in effect immediately prior to the Change of Control plus his actual bonus for the fiscal year immediately preceding the Change of Control (the "Change of Control Severance").  Additionally, all unvested stock options and any other equity awards held by him will become vested and the Company will continue to provide Messrs. Braun and Prygelski (and their families) with medical insurance for a period of two years after the date of such termination of employment at no cost and on the same terms and conditions as in effect on the date on which such termination of employment occurs.

If either Mr. Braun or Mr. Prygelski is terminated by us without Cause prior to a Change of Control, and a Change of Control occurs within six months following such termination, then in addition to the Termination Severance described above, the executive will be entitled to an additional lump sum payment in an amount equal to (i) the Change of Control Severance, less (ii) the Termination Severance.

As a condition to Mr. Braun’s and Mr. Prygelski’s entitlement to receive the base salary amounts and equity award acceleration referenced above, each is bound by the terms of an agreement that sets forth certain restrictive covenants.  Pursuant to the non-competition provisions of these agreements, as amended, each are prohibited from working in the insurance industry in any territories where the Company has been doing business for a period of two years from the date on which he terminates employment with the Company for any reason (other than without cause).  For a period of two year after his employment is terminated, he is also prohibited from soliciting, for himself or for any third person, any employees or former employees of the Company, unless the employees have not been employed by the Company for a period in excess of six months, and from disclosing any confidential information that he learned about the Company during his employment. In connection with the organization of Monarch Insurance, the Company's Board of Directors approved amendments dated March 17, 2015 to the Amended and Restated Non-Competition, Non-Disclosure and Non-Solicitation Agreements dated as of August 5, 2013 with each of Mr. Braun and Mr. Prygelski (each, a "Restrictive Covenant Agreement") to permit each of them to hold their respective positions with Monarch Insurance and its parent companies (the “Monarch Entities”) while remaining employed by the Company. Mr. Braun's Restrictive Covenant Agreement was further amended to permit him to continue to hold his positions with the Monarch Entities if he is terminated without cause by the Company.

Grants of Plan Based Awards

The following table provides information regarding stock options granted to Named Executive Officers during 2014 under the Company’s Amended and Restated 2012 Stock Incentive Plan:

GRANTS OF PLAN-BASED AWARDS
Name	Grant Date	All Other Equity Awards / Number of Securities Underlying Options	Exercise or Base Price of Equity Awards	Grant Date Fair Value of Equity Awards (1)
	3/4/2014	43,997	$15.91	$699,992
	9/9/2014	45,000	$25.58	$1,151,100
Michael H. Braun	12/9/2014	50,000	$26.18	$1,309,000
	3/4/2014	16,341	$15.91	$259,985
Peter J. Prygelski, III	9/9/2014	15,000	$25.58	$383,700

1.	This amount reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in Footnote 14 to the Company’s audited financial statements for fiscal year ended December 31, 2014, included in Part II, Item 8, of this Report.

Stock Incentive Plans

Our Amended and Restated 2012 Stock Incentive Plan (the “2012 Plan”) is administered by the Compensation Committee (the “Committee”).  The objectives of the 2012 Plan include attracting, motivating and retaining key personnel and promoting our success by linking the interests of our employees, directors and consultants with our success.

Awards may be made under the 2012 Plan in the form of (a) incentive stock options, (b) non-qualified stock options, (c) stock appreciation rights, (d) dividend equivalent rights, (e) restricted stock, (f) unrestricted stock, (g) restricted stock units, and (h) performance shares. No incentive stock option may be granted to a person who is not an employee of the Company or one of its subsidiaries on the date of grant. In addition, both incentive stock options and non-statutory stock options were granted under our 1998 and 2002 stock option plans, both of which have expired, although as of December 31, 2014 certain options remain outstanding under the 2002 plan.

Options Available for Issuance. As of December 31, 2014, all 900,000 shares of common stock authorized for issuance upon exercise of options granted under the 1998 plan and 1,800,000 total shares authorized for issuance under the 2002 plan have been issued or are issuable upon exercise of outstanding options.  There were, as of December 31, 2014, 483,211 shares remaining available to be awarded under the 2012 Plan.  The shares to be delivered upon exercise of options or awards will be made available, at the discretion of the Committee, from authorized but unissued shares or outstanding options or awards that expire or are cancelled. If shares covered by an option or award cease to be issuable for any reason, such number of shares will no longer count against the shares authorized under the plan and may again be granted under the 2012 Plan.

Term of Options. The term of each outstanding option granted to our officers and employees is currently 10 years.

Vesting Schedule. Options or awards granted under our stock plans, unless waived or modified in a particular option agreement or by action of the Committees, typically vest according to one of the following schedules:

Vesting Schedule
From the Grant Date	Portion of Grant Vested
Less than 1 year	0%
1 year	33 1/3%
2 years	33 1/3%
3 years	33 1/3%
Or
Less than 1 year	0%
1 year	20%
2 years	20%
3 years	20%
4 years	20%
5 years	20%

Options or awards granted under the stock plans require that the recipient of a grant be continuously employed or otherwise provide services to us or our subsidiaries. Failure to be continuously employed or in another service relationship generally results in the forfeiture of options or awards not vested at the time the employment or other service relationship ends. Termination of a recipient’s employment or other service relationship for cause generally results in the forfeiture of all of the recipient’s unexercised options or awards.

 Adjustments in Our Capital Structure. The number and kind of shares available for grants under our stock plans and any outstanding options or awards under the plans, as well as the exercise price of outstanding options or awards, will be subject to adjustment by the Committee in the event of any merger, consolidation, reorganization, stock split, stock dividend or other event causing a capital adjustment affecting the number of outstanding shares of common stock.  In the event of a business combination or in the event of a sale of all or substantially all of our assets, the Committee may cash out some or all of the unexercised, vested options or awards under the plan, or allow some or all of the options or awards to remain outstanding, subject to certain conditions. Unless otherwise provided in individual option agreements, the vesting of outstanding options or awards will not accelerate in connection with a business combination or in the event of a sale of all or substantially all of our assets.

Administration. The Committee has full discretionary authority to determine all matters relating to options and awards granted under the stock plans, including the persons eligible to receive options or awards, the number of shares subject to each option or award, the exercise price of each option or award, any vesting schedule, any acceleration of the vesting schedule and any extension of the exercise period. The Committee has granted limited authority to executive management members to grant awards to eligible individuals.

Amendment and Termination. Our Board of Directors has authority to suspend, amend or terminate the 2012 Plan, except as would adversely affect participants rights to outstanding awards without their consent. The 2012 Plan was amended and restated in March 2013 to clarify the plan administrator’s authority to permit the vesting of unvested restricted shares in the event of the death of the grantee. As the plan administrator, our Committee has the authority to interpret the plans and options or awards granted under the stock plans and to make all other determinations necessary or advisable for plan administration.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the equity awards held by our Chief Executive Officer and President, and our Chief Financial Officer, as of December 31, 2014.

	Stock Option Awards				Equity Awards
Name	Number of Securities Underlying Exercisable Options (#)	Number of Securities Underlying Unexercisable Options (#)	Option Exercise Price ($)	Option Expiration Date	Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)(1)	Equity Exercise Price ($)	Equity Expiration Date
Michael H. Braun	12,000	3,000	4.36	03/03/2020 (2)
	10,000	--	2.45	08/22/2021 (3)
	10,000	5,000	4.40	04/06/2022 (4)
					16,666	$402,651	--	--	(5)
					80,000	$1,932,800	--	--	(6)
					43,997	$1,062,968	--	--	(7)
					45,000	$1,087,200	--	--	(8)
					50,000	$1,208,000	--	--	(9)
Peter J. Prygelski, III	9,000	6,000	4.36	03/03/2020 (2)
	6,667	3,333	2.45	08/22/2021 (3)
	5,000	10,000	4.40	04/06/2022 (4)
					15,000	$241,600	--	--	(5)
					50,000	$966,400	--	--	(6)
					16,341	$394,799	--	--	(7)
					15,000	$362,400	--	--	(8)

(1)	Based on the market value of $24.16 on December 31, 2014.
(2)	Options vested as to 80% of the underlying shares on December 31, 2014, the remaining 20% vest on 3/3/2015.
(3)	Options vested as to 100% of the underlying shares on December 31, 2014.
(4)	Options vested as to 66 2/3% of the underlying shares on December 31, 2014, the remaining 33 1/3% vest on 4/6/2015.
(5)	Restricted stock vested as to 0% on December 31, 2014, the remaining 100% vest as follows: 50% on 3/4/2015 and 50% on 3/4/2016.
(6)	Restricted stock vested as to 0% on December 31, 2014, the remaining 100% vest as follows: 25% on 8/5/2015, 25% on 8/5/2016, 25% on 8/5/2017 and 25% on 8/5 2018.
(7)	Restricted stock vested as to 0% on December 31, 2014, the remaining 100% vest as follows: 33 1/3% on 3/4/2015, 33 1/3% on 3/4/2016, and 33 1/3% on 3/4/2017.
(8)	Restricted stock vested as to 0% on December 31, 2014, the remaining 100% vest as follows: 20% on 9/9/2015, 20% on 9/9/2016, 20% on 9/9/2017, 20% on 9/9/2018 and 20% on 9/9/2019.
(9)	Restricted stock vested as to 0% on December 31, 2014, the remaining 100% vest as follows: 20% on 12/9/2015, 20% on 12/9/2016, 20% on 12/9/2017, 20% on 12/9/2018 and 20% on 12/9/2019.

Option Exercises and Stock Vested

The following table sets forth certain information with respect to stock options exercised and equity awards vested during calendar year 2014 by the Named Executive Officers.

	Stock Option Awards		Equity Awards
Name	Shares acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael H. Braun	40,000	$625,200	--	--
	500	$10,190	--	--
	40,000	$809,600	--	--
	--	--	8,334	$132,594
	--	--	20,000	$418,400
Peter J. Prygelski, III	10,000	$152,200	--	--
	500	$9,475	--	--
	--	--	5,000	$79,550
	--	--	10,000	$209,200

Pension Benefits and Other Nonqualified Deferred Compensation

The Company does not provide, and none of our Named Executive Officers participate in or have account balances in, qualified or non-qualified defined benefit or contribution plans or other deferred compensation plans. The Compensation Committee, which is composed solely of outside directors as defined for purposes of Section 162(m) of the Internal Revenue Code, may elect to provide our officers and other employees with qualified or non-qualified defined benefit or contribution or other deferred compensation benefits in the future if the Compensation Committee determines that doing so is in our best interests.

Director Compensation

During 2014, we had five non-employee directors that qualified for compensation. Members of our Board of Directors who are also executive officers do not receive additional compensation for service on the Board.  Non-employee directors receive an initial stock option or equity grant upon appointment to the Board of Directors and subsequent option or equity grants as may be granted at the discretion of the Board. In addition, non-employee directors receive annual cash compensation and reimbursement of actual out-of-pocket expenses. During 2014, the non-employee directors received an annual retainer of $60,000, payable in quarterly installments of $15,000 in January, April, and July and October.

In September 2014, the Directors Compensation Committee recommended, and the Board approved, an increase of the annual retainer to $75,000 effective October 1, 2014. In addition, the Directors Compensation Committee recommended, and the Board approved, increases of the additional annual fees paid to each committee chairperson and the Chairman of the Board effective October 1, 2014. The additional annual fee payable to Chairman of the Board was increased to $40,000, which fee will be payable only if the Chairman is not then also an executive officer of the Company; the additional annual fee payable to the chairperson of the Audit Committee was increased to $20,000; and the additional annual fees payable to the chairpersons of the other Board committees were increased to $17,500 for the Investment Committee and $15,000 for the Compensation Committee. There are currently no additional fees paid to the chairperson of the Directors Compensation Committee.

The Compensation Committee engaged the independent executive compensation consulting firm of Pearl Meyer & Partners (“Pearl Meyer”) in 2012 to review the structure and competitiveness of the Company’s executive officer and director compensation.  The Directors Compensation Committee reviewed the 2012 report prepared by Pearl Meyer for guidance with respect to the Board fees paid to other non-employee directors at companies similar in size and structure to the Company, and determined to increase Board fees gradually over time so as to achieve a Board fee level commensurate with other peer companies.  Pearl Meyer provided no services to the Company in 2014. The Directors Compensation Committee may use the services of compensation consultants in the future to assist it in providing a fair and competitive compensation plan for its directors.

Historically, the Company granted stock-based incentives to our non-employee directors as part of their compensation.  Cash compensation paid to, and the dollar value of equity awards granted to, our non-employee directors in 2014 are shown in the table below.

NON-EMPLOYEE DIRECTORS' COMPENSATION SUMMARY

Name	Fees Earned or Paid in Cash	Equity (Restricted Stock) Awards (1)	Stock Option Awards (1)	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation		Total
Carl Dorf	$78,625	$305,789	--	--	--	--		$384,414
Bruce F. Simberg (2)	$100,000	$561,589	--	--	--	--		$661,589
Richard W. Wilcox, Jr.	$63,750	$305,789	--	--	--	$700	(3)	$370,239
Jenifer G. Kimbrough	$80,750	$305,789	--	--	--	--		$386,539
Charles B. Hart, Jr. (4)	$54,750	$49,989	--	--	--	$350	(3)	$105,089

(1)	The following table provides certain additional information concerning the currently outstanding stock options and/or equity awards held by our non-employee directors as of the end of 2014:

Name	Total Stock Option/Equity Awards Outstanding at 2014 Fiscal Year End (Shares)		Stock Option / Equity Awards Granted During Fiscal Year 2014 (Shares)	Grant Date Fair Value of Equity Awards Granted During Fiscal Year 2014 ($)
			3,142	$49,989	(b)
Carl Dorf	40,808	(a)	10,000	$255,800	(c)
			3,142	$49,989	(b)
Bruce F. Simberg	30,808	(d)	20,000	$511,600	(c)
			3,142	$49,989	(b)
Richard W. Wilcox, Jr.	20,808	(e)	10,000	$255,800	(c)
			3,142	$49,989	(b)
Jenifer G. Kimbrough	36,142	(f)	10,000	$255,800	(c)

Charles B. Hart, Jr.	0		3,142	$49,989	(b)

(a)	Includes 10,000 options granted on 8/22/2011 with an exercise price of $2.45, vest 33 1/3% per year, and expire on 8/22/2021; 15,000 options granted on 4/6/2012 with an exercise price of $4.40, vest 33 1/3% per year, and expire on 4/6/2022; 2,666 shares of restricted stock which originally vested 33 1/3 per year; 3,142 shares of restricted stock which vest 33 1/3% per year; and 10,000 shares of restricted stock which vest 20% per year.
(b)	Based on the market value of $15.91 on March 4, 2014.
(c)	Based on the market value of $25.58 on September 9, 2014.
(d)	Includes 5,000 options granted on 4/6/2012 with an exercise price of $4.40, vest 33 1/3% per year, and expire on 4/6/2022; 2,666 shares of restricted stock which originally vest 33 1/3 per year; 3,142 shares of restricted stock which vest 33 1/3% per year; and 20,000 shares of restricted stock which vest 20% per year. Mr. Simberg resigned as a director of the Company on March 4, 2015. The Board approved the vesting of 2,381 shares that would have vested on that date.
(e)	Includes 5,000 options granted on 4/6/2012 with an exercise price of $4.40, vest 33 1/3% per year, and expire on 4/6/2022; 2,666 shares of restricted stock which originally vested 33 1/3 per year; 3,142 shares of restricted stock which vest 33 1/3% per year; and 10,000 shares of restricted stock which vest 20% per year.
(f)	Includes 2,000 options granted on 4/1/2009 with an exercise price of $3.30, vest 20% per year and expire on 4/1/2015; 3,334 options granted on 8/22/2011 with an exercise price of $2.45, vest 33 1/3% per year, and expire on 8/22/2021; 15,000 options granted on 4/6/2012 with an exercise price of $4.40, vest 33 1/3% per year, and expire on 4/6/2022; 2,666 shares of restricted stock which originally vested 33 1/3 per year; 3,142 shares of restricted stock which vest 33 1/3% per year; and 10,000 shares of restricted stock which vest 20% per year.
(2)	Mr. Simberg resigned as a director of the Company on March 4, 2015.
(3)	Includes fair value for events attended by director in 2014.
(4)	Mr. Hart’s service as a director ceased upon his death on July 2, 2014.

In addition to the option grants for 2014 described above, in March 2015 the Board of Directors authorized the grant of 2,084 shares of restricted stock to each of our non-executive directors, vesting 33 1/3% per year beginning on March 10, 2016.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2014, the Compensation Committee was responsible for overseeing executive compensation. The members of the Compensation Committee as of December 31, 2014 were Bruce F. Simberg, Richard W. Wilcox, Jr. and Jenifer G. Kimbrough.  No member of the Compensation Committee was at any time during fiscal 2014 or at any other time an officer or employee of the Company.  Except for Bruce Simberg, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K of the SEC. No executive officer of the Company served on the board of directors or the compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee of the Company during fiscal 2014.

STOCK PERFORMANCE CHART

The chart below shows the Company’s cumulative total shareholder return during the five fiscal years ending with fiscal 2014. The graph also shows the cumulative total returns of the SNL Insurance P&C Index and the NASDAQ Composite Index. The comparison assumes $100 was invested on December 31, 2009 in the Company’s common stock and in each of the indices shown, and assumes that all of the dividends were reinvested.  Past performance is not necessarily an indicator of future results.

Our filings with the SEC may incorporate information by reference, including this proxy statement.  Unless we specifically state otherwise, the information under this heading "Stock Performance Graph" shall not be deemed to be "soliciting materials" and shall not be deemed to be "filed" with the SEC or incorporated by reference into any of our filings under the Securities Act of 1933, as amended, and Exchange Act.

	Period Ending
Index	12/31/09	12/31/10	12/31/11	12/31/12	12/31/13	12/31/14
Federated National Holding Company	100.00	81.60	75.95	137.77	382.67	634.22
NASDAQ Composite	100.00	118.15	117.22	138.02	193.47	222.16
SNL Insurance P&C	100.00	119.24	120.55	142.31	188.53	216.52

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Family Relationships

There are no family relationships between or among our current executive officers and directors.

Related Transactions

The following is a summary of transactions during 2013 and 2014 between the Company and its executive officers, directors, nominees for director, principal shareholders and other related parties involving amounts in excess of $120,000 or that the Company has chosen to voluntarily disclose.

Bruce F. Simberg, a director of the Company until March 4, 2015 and currently a consultant to the Company, is a partner in the Fort Lauderdale, Florida law firm of Conroy, Simberg, which renders legal services to the Company.  The Company paid legal fees to Conroy, Simberg for services rendered in the amount of approximately $36,400 and $6,538 in 2013 and 2014, respectively.  We believe that the fees charged for services provided by Conroy, Simberg are on terms at least as favorable as those that we could secure from a non-affiliated law firm.

During 2013 and 2014, Michael H. Braun, the Company’s Chief Executive Officer and President, received the compensation described in "Executive Compensation" on pages 13 through 23 of this proxy statement.  Mr. Braun’s brother received salary compensation of $136,000 and $137,412 for his services as the Vice President of Accounting and Finance in 2013 and 2014, respectively.  We believe that the compensation provided to this individual is comparable to that paid by other companies in our industry and market for similar positions.

We have adopted a written policy that any transactions between the Company and executive officers, directors, principal shareholders or their affiliates take place on an arm’s-length basis and require the approval of a majority of our independent directors, as defined in the Nasdaq Rules.

PROPOSAL TWO:  RATIFICATION OF SELECTION OF AUDITORS

The Audit Committee selected Ernst & Young LLP (“E&Y”) as the independent registered public accounting firm to perform the audit of the Company’s consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting for the 2015 fiscal year.   E&Y has advised the Company that neither it, nor any of its members, has any direct financial interest in the Company as a promoter, underwriter, voting trustee, director, officer or employee.

Our Audit Committee requires that management obtain the prior approval of the Audit Committee for all audit and permissible non-audited services to be provided by E&Y.  The Audit Committee considers and approves at each meeting, as needed, anticipated audit and permissible non-audit services to be provided by E&Y during the year and estimated fees.  The Audit Committee Chairman may approve permissible non-audit services with subsequent notification to the full Audit Committee.

The Company’s independent auditors for the 2014 and 2013 fiscal years, Goldstein Schechter Koch, P.A. (“GSK”), advised the Company that neither it, nor any of its members, has any direct financial interest in the Company as a promoter, underwriter, voting trustee, director, officer or employee.  All professional services rendered by GSK during the fiscal year ended December 31, 2014 were furnished at customary rates and were performed by full-time, permanent employees and were rendered to us by GSK in accordance with the approval procedures described above.

The following table shows fees that we paid (or accrued) for professional services rendered by GSK for fiscal 2014 and 2013.

	Fiscal 2014	Fiscal 2013

Audit Fees (1)	$568,519	$368,213
Audit-Related Fees (2)	$31,040	$14,823

Total	$599,559	$383,036

(1)	Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits and the work in connection with the Company's August 2014 offering.
(2)	Audit-related fees consisted primarily of audits of employee benefit plans and special procedures related to regulatory filings in 2014 and 2013.

Vote Required and Recommendation

Shareholder approval is not required for the appointment of E&Y because the Audit Committee is responsible for selecting the Company’s independent registered public accounting firm. The appointment is being submitted for ratification at the 2015 Annual Meeting, however, as a matter of good corporate governance practice. No determination has been made as to what action the Board of Directors or the Audit Committee would take if shareholders do not ratify the appointment. If this occurs, the Audit Committee intends to evaluate the audit services the Company currently receives and may reconsider the Audit Committee’s selection if the Audit Committee deems it to be in the best interests of the Company.

The selection of E&Y as our independent certified public accountants for the 2015 fiscal year will be ratified if the affirmative vote of the holders of a majority of the shares of the Company’s common stock present in person or by proxy at the Annual Meeting votes for ratification.  Abstentions will be counted as present at the Annual Meeting for purposes of this matter and will have the effect of a vote against the ratification of the appointment of E&Y as independent auditors.

The Board of Directors recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the 2015 fiscal year.

SHAREHOLDER MATTERS

Shareholder Communications with the Board

Any shareholder may communicate by mail with the Board or individual directors by contacting the Company’s Corporate Secretary, Federated National Holding Company, 14050 N.W. 14 Street, Suite 180, Sunrise, Florida 33323 or via our website at www.FedNat.com.  The Board has instructed the Corporate Secretary to review this correspondence and determine, in his or her discretion, whether matters submitted are appropriate for Board consideration.  The Corporate Secretary may also forward certain communications elsewhere in the Company for review and possible response.  In particular, communications such as customer or commercial inquiries or complaints, job inquiries, surveys and business solicitations or advertisements or patently offensive or otherwise inappropriate material will not be forwarded to the Board.

Shareholder Proposals for Inclusion in Next Year’s Proxy Statement

Pursuant to Rule 14a-8 of the SEC’s proxy rules, a shareholder intending to present a proposal to be included in the proxy statement for our 2016 Annual Meeting of Shareholders must deliver a proposal in writing to our principal executive offices no later than March 31, 2016 (or a reasonable time before we begin to print and mail the proxy materials for the 2016 annual meeting, if we change the date of the 2016 annual meeting more than 30 days from the date of this year’s Annual Meeting).  Proposals should be addressed to:  Corporate Secretary, Federated National Holding Company, 14050 N.W. 14 Street, Suite 180, Sunrise, Florida 33323.  Proposals of shareholders must also comply with the SEC’s rules regarding the inclusion of shareholder proposals in proxy materials, and we may omit any proposal from our proxy materials that does not comply with the SEC’s rules.

Other Shareholder Proposals for Presentation at Next Year’s Annual Meeting

Shareholder proposals intended to be presented at, but not included in the proxy materials for, our 2016 Annual Meeting of Shareholders, including director nominations for election to our Board, must be timely received by us in writing at our principal executive offices, addressed to the Corporate Secretary of the Company as indicated above.  Under the Company’s Bylaws, to be timely, a shareholder’s notice must be delivered to or mailed and received at the Company’s principal executive offices not less than 60 days, nor more than 90 days, prior to the meeting.  If we give less than 70 days’ notice or prior public disclosure of the meeting date, however, notice by a shareholder will be timely given if received by the Company not later than the close of business on the tenth day following either the date we publicly announce the date of our annual meeting or the date of mailing of the notice of the meeting, whichever occurs first.  A shareholder’s notice to the Corporate Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting:

•	A brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting,

•	The name and record address of the shareholder proposing such business,

•	The class and number of shares beneficially owned by the shareholder, and

•	Any material interest of the shareholder in such business.

The SEC’s rules permit our management to vote proxies on a proposal presented by a shareholder as described above, in the discretion of the persons named as proxy, if:

•	We receive timely notice of the proposal and advise our shareholders in that year’s proxy materials of the nature of the matter and how management intends to vote on the matter; or

•	We do not receive timely notice of the proposal in compliance with our Bylaws.

OTHER BUSINESS

The Board knows of no other business to be brought before the Annual Meeting.  If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will, to the extent permitted by applicable law, vote proxies in their discretion as they may deem appropriate, unless they are directed by a proxy to do otherwise.

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to shareholders residing at the same address, unless those shareholders have notified us of their desire to receive multiple copies of the proxy statement.

Shareholders residing at the same address who currently receive only one copy of the proxy statement and who would like to receive an additional copy of the proxy statement for this Annual Meeting or in the future may contact our Chief Financial Officer by phone at (800) 293-2532 or by mail to the Chief Financial Officer, 14050 N.W. 14 Street, Suite 180, Sunrise, Florida 33323.

By Order of the Board of Directors
REBECCA L. CAMPILLO, Corporate Secretary
Sunrise, Florida
July 27, 2015

REVOCABLE PROXY
FEDERATED NATIONAL HOLDING COMPANY
ANNUAL MEETING OF SHAREHOLDERS – SEPTEMBER 15, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael H. Braun and Peter J. Prygelski, III, acting individually, as Proxy(ies), each with full power to appoint a substitute, to represent and to vote, with all the powers the undersigned would have if personally present, all the shares of common stock, $.01 par value per share (the “Common Stock”), of Federated National Holding Company (the "Company") held of record by the undersigned on July 16, 2015 at the Annual Meeting of Shareholders to be held on September 15, 2015 or any adjournments or postponements thereof.

Proposal 1.  TO ELECT ONE CLASS II DIRECTOR, FOR A TERM OF THREE YEARS

☐	FOR THE NOMINEE LISTED BELOW
☐	WITHHOLD AUTHORITY FOR THE NOMINEE LISTED BELOW

Richard W. Wilcox, Jr.

Proposal 2.  TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2015 FISCAL YEAR

☐ For	☐ Against	☐ Abstain

Note:  To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the proxy will be voted FOR the listed nominee for director and FOR Proposal 2.  In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

	Dated:	, 2015

(Signature)	(Signature)

PLEASE SIGN HERE

Please date this proxy and sign your name exactly as it appears hereon.

Where there is more than one owner, each should sign. When signing as an agent, attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer who should indicate his office.

PLEASE DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED ENVELOPE.
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